Exhibit 23.3

CONSENT TO USE OF GEOLOGY REPORT

To the Board of Directors of
Banner Resources Inc.

I hereby consent to the inclusion of my name in connection with the Form SB-2 Registration Statement filed with the Securities and Exchange Commission and reference to my geological summary on the Chita Property of April 2005 for the registrant, Banner Resources Inc.

Sincerely,

/s/ Glen MacDonald
Glen MacDonald

September 22, 2005